Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Long-Term Incentive Plan of Argo Group International Holdings, Ltd. of our reports dated February 28, 2014, with respect to the consolidated financial statements and schedules of Argo Group International Holdings, Ltd. and the effectiveness of internal control over financial reporting of Argo Group International Holdings, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

May 14, 2014